SOUTHWEST AIRLINES REPORTS FOURTH QUARTER AND FULL YEAR 2024 RESULTS

DALLAS, TEXAS - January 30, 2025 - Southwest Airlines Co. (NYSE: LUV) (the “Company”) today reported its fourth quarter and full year 2024 financial results:

•Fourth quarter and full year net income of $261 million and $465 million, or $0.42 and $0.76 per diluted share, respectively
•Fourth quarter and full year net income, excluding special items1, of $356 million and $597 million, or $0.56 and $0.96 per diluted share, respectively
•Record fourth quarter and record full year operating revenues of $6.9 billion and $27.5 billion, respectively
•Record fourth quarter and record full year operating revenues, excluding special items1, of $7.0 billion and $27.6 billion, respectively
•Fourth quarter revenues per available seat mile, excluding special items1, increased 8.0 percent, year-over-year, resulting from strong execution of tactical initiatives
•Liquidity2 of $9.7 billion, well in excess of debt outstanding of $6.7 billion
•Returned $680 million to Shareholders in the form of dividends and share repurchases in 2024
•Announced a $750 million accelerated share repurchase program ("ASR") under the Company's $2.5 billion share repurchase authorization

Bob Jordan, President, Chief Executive Officer, & Vice Chairman of the Board of Directors, stated, "We closed out 2024 with positive momentum from our revenue initiatives and the performance of our operation. While we still have much work to do, we are pleased that the improvements from our tactical initiatives are materializing faster than expected, and our progress continues to be further supported by a constructive demand environment and industry backdrop. Similarly, we are working to accelerate and exceed our 2027 $500 million cost reduction target, supporting a 2025 CASM-X exit rate in the low-single digits. Based on confidence in our performance and outlook, we are launching a $750 million accelerated share repurchase, with the initial $250 million share repurchase now complete. We are also pleased with our continued strong operational performance. The recent recognition we received by the Wall Street Journal’s 2024 annual airline rankings is a testament to our outstanding People and the significant investments we have made in our operation.

"As we look forward, 2025 will be a pivotal year as we continue to execute and deliver on our ‘Southwest. Even Better.’ transformational plan, the largest and most comprehensive in our 53-year history. To that end, we recently reached an amended co-brand agreement with Chase that provides enhanced Cardmember benefits associated with our assigned and premium seating initiative and supports the multi-year financial targets we announced at Investor Day. We will continue moving forward with urgency to drive financial improvements while maintaining a safe, reliable, and efficient operation; delivering unrivaled Hospitality; modernizing our Customer Experience; and providing enhanced Shareholder returns.”

Guidance and Outlook
The following tables provide selected financial guidance for first quarter 2025, as well as select full year 2025 guidance and 2027 targets, as applicable:

1Q 2025 Estimation
RASM (a), year-over-year	Up 5% to 7%
ASMs (b), year-over-year	Down 2% to 3%
Economic fuel costs per gallon[1,3]	$2.50 to $2.60
Fuel hedging premium expense per gallon	$0.07
Fuel hedging cash settlement gains per gallon	$—
ASMs per gallon (fuel efficiency)	81 to 83
CASM-X (c), year-over-year[1,4]	Up 7% to 9%
Scheduled debt repayments (millions)	~$5
Interest expense (millions)	~$45

	2025 Estimation	2027 Targets
Operating margin, excluding special items[1,5]	3% to 5%	≥ 10%
Return on invested capital ("ROIC") after-tax[6] (d)	5% to 8%	≥ 15%
ASMs (b), year-over-year	Up 1% to 2%	Up 1% to 2%

(a) Operating revenue per available seat mile ("RASM" or "unit revenues").
(b) Available seat miles ("ASMs" or "capacity"). The Company currently expects second quarter 2025 capacity to increase in the range of 1 percent to 2 percent, year-over-year.
(c) Operating expenses per available seat mile, excluding fuel and oil expense, special items, and profitsharing ("CASM-X").
(d) The Company estimates its full year 2025 effective tax rate to be in the range of 22 percent to 24 percent.

Revenue Results and Outlook:
•Fourth quarter 2024 operating revenues were a fourth quarter record $6.9 billion, a 1.6 percent increase, year-over-year
•Fourth quarter 2024 operating revenues, excluding special items1, were a fourth quarter record $7.0 billion, a 3.3 percent increase, year-over-year
•Fourth quarter 2024 RASM, excluding special items1, increased 8.0 percent, year-over-year—better than the Company's previous guidance range

The Company had record fourth quarter 2024 revenue performance due to the execution of tactical actions, including the maturation of the revenue management system and techniques, marketing and distribution evolution, and network optimization, as well as continued demand strength. Close-in bookings performed better than expectations in December, especially during the holiday period. In addition, the Company saw earlier than expected benefits from revenue management advancement, driving fourth quarter unit revenues to outperform the Company's previous guidance range.

The Company expects first quarter 2025 RASM to increase in the range of 5 percent to 7 percent, year-over-year. The expected year-over-year improvement is driven primarily by a focus on capacity rationalization and the Company's continued focus on the execution of its tactical initiatives. The Company also anticipates continued strength in the demand environment.

Fuel Costs and Outlook:
•Fourth quarter 2024 economic fuel costs were $2.42 per gallon1—in line with the Company's previous guidance range—and included $0.07 per gallon in premium expense and $0.01 per gallon in favorable cash settlements from fuel derivative contracts
•Full year 2024 economic fuel costs were $2.66 per gallon1—in line with previous guidance—and included $0.07 per gallon in premium expense and $0.03 per gallon in favorable cash settlements from fuel derivative contracts
•Fourth quarter 2024 fuel efficiency improved 1.9 percent, year-over-year, primarily due to more Boeing 737-8 ("-8") aircraft, the Company's most fuel-efficient aircraft, as a percentage of its fleet
•As of January 21, 2025, the fair market value of the Company's fuel derivative contracts settling in 2025 through the end of 2027 was an asset of $133 million

The Company's current fuel derivative contracts contain a combination of instruments based on Brent crude oil. The economic fuel price per gallon sensitivities3 provided in the table below assume the relationship between Brent crude oil and refined products based on market prices as of January 21, 2025.

Estimated economic fuel price per gallon, including taxes and fuel hedging premiums
Average Brent Crude Oil price per barrel	1Q 2025	2025
$60	$2.05 to $2.15	$2.00 to $2.10
$70	$2.35 to $2.45	$2.30 to $2.40
Current market (a)	$2.50 to $2.60	$2.45 to $2.55
$80	$2.65 to $2.75	$2.65 to $2.75
$90	$3.00 to $3.10	$2.95 to $3.05
$100	$3.20 to $3.30	$3.20 to $3.30

Fair market value of fuel derivative contracts settling in period	$1 million	$23 million
Estimated premium costs	$37 million	$148 million
(a) Brent crude oil average market prices as of January 21, 2025, were $78 and $76 per barrel for first quarter and full year 2025, respectively.

In addition, the Company is providing its maximum percentage of estimated fuel consumption7 covered by fuel derivative contracts in the following table:

Period	Maximum fuel hedged percentage (a)
2025	47%
2026	43%
2027	13%
(a) Based on the Company's current available seat mile plans. The Company is currently 51 percent hedged in first quarter 2025, 45 percent hedged in second quarter 2025, and 46 percent hedged in second half 2025.

Non-Fuel Costs and Outlook:
•Fourth quarter 2024 operating expenses decreased 7.9 percent, year-over-year, to $6.7 billion driven primarily by a reduction in fuel expense
•Fourth quarter 2024 operating expenses, excluding fuel and oil expense, special items, and profitsharing1, increased 6.3 percent, year-over-year
•Fourth quarter 2024 CASM-X increased 11.1 percent, year-over-year, and full year 2024 CASM-X increased 7.8 percent, year-over-year
•Accrued $103 million of profitsharing expense for 2024 for the benefit of Employees

The Company's fourth quarter 2024 CASM-X increased 11.1 percent, year-over-year, inclusive of a $92 million gain from a sale-leaseback transaction in fourth quarter 2024. The year-over-year increase was primarily a result of elevated labor cost pressure and lower capacity levels in fourth quarter 2024.

The Company currently expects its first quarter 2025 CASM-X to increase in the range of 7 percent to 9 percent, year-over-year, driven primarily by the continuation of inflationary pressures, including those associated with labor contracts ratified in 2024, and from capacity moderation efforts. Year-over-year unit cost trends are expected to improve throughout the year as labor comparisons ease, efficiency initiatives generate modest capacity growth, and cost plan benefits are aggressively pursued. Based on its current plan, the Company expects to exit 2025 with year-over-year CASM-X growth in the low-single digits. Improving cost performance is a key focus. The Company is urgently working to accelerate and exceed the $500 million cost initiative announced at its 2024 Investor Day to help mitigate cost inflation by minimizing hiring, optimizing scheduling efficiency, capitalizing on supply chain opportunities, and aggressively improving corporate overhead.

Capacity, Fleet, and Capital Spending:
The Company's fourth quarter 2024 capacity decreased 4.4 percent, and full year 2024 capacity increased 4.1 percent, both year-over-year. The Company expects first quarter 2025 capacity to decrease in the range of 2 percent to 3 percent; second quarter 2025 capacity to increase in the range of 1 percent to 2 percent; and full year 2025 capacity to increase in the range of 1 percent to 2 percent, all year-over-year. Planned ASM growth in the second half of the year is driven by an increase in aircraft utilization provided by redeye flying and turn time reduction initiatives. The Company continues to plan for annual capacity growth through 2027 in the 1 percent to 2 percent range, year-over-year.

The Company received three -8 aircraft during fourth quarter 2024, including two more -8 aircraft deliveries than previously planned, for a total of 22 -8 aircraft deliveries in 2024, compared with previous guidance of 20. The Company ended 2024 with 803 aircraft, which reflected 36 aircraft retirements (34 Boeing 737-700s ("-700") and two Boeing 737-800s ("-800")), compared with its previous guidance of 40 retirements, due to shifting two -700 and two -800 retirements into 2025.

The Company is currently using a planning assumption of 38 -8 aircraft deliveries in 2025, which differs from its contractual order book displayed in the table below as The Boeing Company (“Boeing”) continues to ramp up production and works to certify the Boeing 737-7 (“-7”). This planning assumption supports the Company's plans to retire approximately 51 aircraft, including 49 -700s and two -800s, ending 2025 with roughly 790 aircraft in its fleet. Based on recent discussions, the Company is optimistic that Boeing can exceed 38 aircraft deliveries in 2025 and plans to use any additional aircraft deliveries to support its fleet monetization and capital allocation strategies.

The Company’s full year 2024 capital expenditures were $2.1 billion, in line with the Company's previous guidance. The Company completed the sale-leaseback of 35 -800 aircraft in December 2024 and expects to complete the sale-leaseback of one additional -800 aircraft in first quarter 2025. Including proceeds of $871 million from the sale-leaseback transaction in fourth quarter 2024, the Company's full year 2024 net capital expenditures were $1.2 billion. The Company estimates its 2025 capital spending to be in the range of $2.5 billion to $3.0 billion. This includes approximately $1.2 billion in aircraft capital spending, based on the planning assumption of 38 -8 deliveries, and $1.6 billion in non-aircraft capital spending. The $1.2 billion in aircraft capital spending does not include the impact of potential future fleet sales or sale-leaseback transactions. The Company's opportunities to lower net capital spending from its fleet monetization strategy are dependent on aircraft market conditions and Boeing's ability to deliver aircraft.

Since the previous financial results released on October 24, 2024, the Company exercised three -7 options for delivery in 2025 and eight -7 options for delivery in 2026. The following tables provide further information regarding the Company's contractual order book and compare its contractual order book as of January 30, 2025 with its previous order book as of October 24, 2024. For purposes of the delivery schedule below, the Company has included the remaining 63 of its 2024 contractual but undelivered aircraft (27 -7s and 36 -8s) within its 2025 contractual commitments. The contractual order book as of January 30, 2025 does not include the impact of delivery delays and is subject to change based on ongoing discussions with Boeing and their production capability.

Current 737 Contractual Order Book as of January 30, 2025:

	The Boeing Company
	-7 Firm Orders		-8 Firm Orders		-7 or -8 Options	Total
2025	70		66		—	136	(c)
2026	68		—		18	86
2027	19		46		25	90
2028	15		50		25	90
2029	38		34		18	90
2030	45		—		45	90
2031	45		—		45	90
	300	(a)	196	(b)	176	672
(a) The delivery timing for the -7 is dependent on the Federal Aviation Administration ("FAA") issuing required certifications and approvals to Boeing and the Company. The FAA will ultimately determine the timing of the -7 certification and entry into service, and the Company therefore offers no assurances that current estimations and timelines are correct.
(b) The Company has flexibility to designate firm orders or options as -7s or -8s, upon written advance notification as stated in the contract.
(c) The Company has included the remaining 63 of its 2024 contractual but undelivered aircraft (27 -7s and 36 -8s) within its 2025 contractual commitments. As Boeing continues to ramp up production and works to certify the -7, the Company is currently using a planning assumption of 38 -8 aircraft deliveries in 2025. The 2025 contractual detail is as follows:

	The Boeing Company
	-7 Firm Orders	-8 Firm Orders	Total
2024 Contractual Deliveries Remaining	27	36	63
2025 Contractual Deliveries	43	30	73
2025 Contractual Total	70	66	136

Previous 737 Order Book as of October 24, 2024 (a):

	The Boeing Company
	-7 Firm Orders	-8 Firm Orders	-7 or -8 Options	Total
2024	27	58	—	85
2025	40	30	3	73
2026	60	—	26	86
2027	19	46	25	90
2028	15	50	25	90
2029	38	34	18	90
2030	45	—	45	90
2031	45	—	45	90
	289	218	187	694
(a) The 'Previous 737 Order Book' is for reference and comparative purposes only. It should no longer be relied upon. See 'Current 737 Contractual Order Book' for the Company's current aircraft order book.

Liquidity and Capital Deployment:
•The Company ended 2024 with $8.7 billion in cash and cash equivalents and short-term investments, and a fully available revolving credit line of $1.0 billion
•The Company continues to have a large base of unencumbered assets with a net book value of approximately $16.3 billion, including $13.3 billion in aircraft value and $3.0 billion in non-aircraft assets such as spare engines, ground equipment, and real estate
•The Company had a net cash position8 of $2.0 billion, and adjusted debt to invested capital ("leverage")9 of 43 percent as of December 31, 2024
•The Company returned $680 million, comprised of $430 million of dividends and $250 million of share repurchases, to its Shareholders in 2024
•The Company intends to launch an additional $750 million accelerated share repurchase program in first quarter 2025
•The Company paid $1.3 billion during 2024 to retire debt and finance lease obligations, including the early redemption of its $1.3 billion outstanding 5.25% Notes due 2025
•The Company has elected to settle in cash its 1.25% Convertible Senior Notes due 2025. The settlement date for such conversions will be May 1, 2025, the maturity date of the notes

Awards and Recognitions:
•Ranked the #1 Airline for Economy Class Customer Satisfaction in the J.D. Power 2024 North America Airline Satisfaction Study10 for the third consecutive year
•Ranked No. 1 on Newsweek's 2024 America's Best Customer Service List in the Airlines and Low-Cost Airlines subcategories
•Recognized by USA TODAY as one of America’s 2024 Customer Service Champions
•Named Domestic Carrier of the Year by the Airforwarders Association
•Named the #2 domestic airline by the 2024 Elliot Readers' Choice Awards
•The Southwest Rapid Rewards® Premier and Priority Credit Cards, issued by Chase, were named the top two Co-Branded Airline Credit Cards for Customer Satisfaction in the J.D. Power 2024 U.S. Credit Card Satisfaction Study11
•Recognized by USA TODAY as the #1 Airline and the #1 Cabin Crew in the 2024 10 Best Readers’ Choice Awards
•Ranked #2 on the Business Travel News ("BTN") 2024 Airline Survey for the third year in a row

•Recognized by Newsweek as one of America's Most Responsible Companies
•Ranked as the top airline on Forbes America's Best Employers for Veterans List
•Named a Best Place to Work for Disability Inclusion after achieving a top score on Disability:IN's 2024 Disability Equality Index
•Earned Top Score in Human Rights Campaign Foundation’s 2023-2024 Corporate Equality Index

Environmental, Social, and Governance (ESG):
•Published the Company's annual corporate social responsibility and environmental sustainability report—the Southwest Airlines One Report—a comprehensive, integrated report that includes information on the Company's Citizenship efforts and key topics including People, Performance, and Planet, along with reporting guided by the Global Reporting Initiatives ("GRI") Standards, Sustainability Accounting Standards Board ("SASB"), United Nations Sustainable Development Goals ("UNSDG"), and the Task Force on Climate-Related Financial Disclosures ("TCFD") frameworks
•Joined the Sustainable Aviation Fuel ("SAF") Coalition. Members of the SAF Coalition are working together to rapidly scale investment in the SAF sector and advocate for the incentives and policies necessary to promote U.S. economic competitiveness in the emerging SAF marketplace
•Received an ESG ranking from FTSE Russell (the trading name of FTSE International Limited and Frank Russell Company) of 4.3 out of 5 and, as a result, was included in the FTSE4Good Index Series which is designed to measure the performance of companies demonstrating strong ESG practices
•Celebrated 10 years of the Company's Repurpose with Purpose program, a global sustainability initiative that creates partnerships with social impact organizations to upcycle and transform aircraft seat leather removed during ongoing aircraft renovations and the aircraft retirement process
•Introduced a new bamboo cup for inflight cold beverages and a wood stir stick as part of the Company's ongoing work toward its goal to reduce single-use plastics from inflight service by 50% by weight by the end of 202512

Supplemental Financial information:
The Company will provide additional details on progress against initiative development and expected financial results, including a scorecard. This will be available on the Investor Relations website at
www.southwestairlinesinvestorrelations.com.

Conference Call
The Company will discuss its fourth quarter and full year 2024 results on a conference call at 12:30 p.m. Eastern Time today. To listen to a live broadcast of the conference call please go to
www.southwestairlinesinvestorrelations.com.

Footnotes
1See Note Regarding Use of Non-GAAP Financial Measures for additional information on special items. In addition, information regarding special items and economic results is included in the accompanying table Reconciliation of Reported Amounts to Non-GAAP Items (also referred to as "excluding special items").
2Includes $8.7 billion in cash and cash equivalents and short-term investments, and a fully available revolving credit line of $1.0 billion.
3Based on the Company's existing fuel derivative contracts and market prices as of January 21, 2025, first quarter and full year 2025 economic fuel costs per gallon are estimated to be in the range of $2.50 to $2.60 and $2.45 to $2.55, respectively. Economic fuel cost projections do not reflect the potential impact of special items because the Company cannot reliably predict or estimate the hedge accounting impact associated with the volatility of the energy markets, or the impact to its financial statements in future periods. Accordingly, the Company believes a reconciliation of non-GAAP financial measures to the equivalent GAAP financial measures for projected results is not meaningful or available without unreasonable effort. See Note Regarding Use of Non-GAAP Financial Measures.
4Projections do not reflect the potential impact of fuel and oil expense, special items, and profitsharing because the Company cannot reliably predict or estimate those items or expenses or their impact to its financial statements in future periods, especially considering the significant volatility of the fuel and oil expense line item. Accordingly, the Company believes a reconciliation of non-GAAP financial measures to the equivalent GAAP financial measures for these projected results is not meaningful or available without unreasonable effort.
5Operating margin, excluding special items, is calculated as operating income, excluding special items, divided by operating revenues, excluding special items. Projections and targets do not reflect the potential impact of special items because the Company cannot reliably predict or estimate those items or expenses or their impact to its financial statements in future periods. Accordingly, the Company believes reconciliation of non-GAAP financial measures to the equivalent GAAP financial measures for these projected results is not meaningful or available without unreasonable effort.
6See Note Regarding Use of Non-GAAP Financial Measures for additional information on ROIC. In addition, information regarding ROIC and economic results is included in the accompanying table Non-GAAP Return on Invested Capital (ROIC). Projections and targets do not reflect the potential impact of special items because the Company cannot reliably predict or estimate those items or expenses or their impact to its financial statements in future periods. Accordingly, the Company believes reconciliation of non-GAAP financial measures to the equivalent GAAP financial measures for these projected results is not meaningful or available without unreasonable effort.
7The Company's maximum fuel hedged percentage is calculated using the maximum number of gallons that are covered by derivative contracts divided by the Company's estimate of total fuel gallons to be consumed for each respective period. The Company's maximum number of gallons that are covered by derivative contracts may be at different strike prices and at strike prices materially higher than the current market prices. The volume of gallons covered by derivative contracts that ultimately get exercised in any given period may vary significantly from the volumes used to calculate the Company's maximum fuel hedged percentages, as market prices and the Company's fuel consumption fluctuate.
8Net cash position is calculated as the sum of cash and cash equivalents and short-term investments, less the sum of short-term and long-term debt.
9See Note Regarding Use of Non-GAAP Financial Measures for an explanation of the Company's leverage calculation.
10Southwest Airlines Co. received the highest score in the Economy Class segment of the J.D. Power
2022-2024 North American Airline Satisfaction Studies of passengers’ satisfaction with their airline experience.
Visit jdpower.com/awards for more details.
11Southwest Rapid Rewards Premier and Priority Credit Cards, issued by J.P. Morgan Chase Bank, N.A., ranked #1 and #2, respectively, in the Airline Co-Branded Credit Cards segment of the J.D. Power 2024 U.S. Credit Card Satisfaction Study, which profiles the experiences of customers from the largest credit card issuers. Visit jdpower.com/awards for more details.
12Weight compared with a 2022 baseline and includes plastics for Inflight service.

Cautionary Statement Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Specific forward-looking statements include, without limitation, statements related to (i) the Company’s plans and expectations with respect to Shareholder returns; (ii) the Company’s ongoing strategic initiatives and planned initiatives; (iii) the Company's financial and operational outlook, expectations, goals, plans, targets, and projected results of operations, and including factors and assumptions underlying the Company's expectations and projections; (iv) the Company’s plans and expectations with respect to modernizing the Customer Experience, restoring efficiencies, and delivering a more efficient operation; (v) the Company's plans and expectations with respect to capacity, capacity adjustments, and network adjustments, and factors and assumptions underlying the Company's expectations and projections; (vi) the Company's expectations with respect to fuel costs, hedging gains, and fuel efficiency, fuel hedged, and the Company's related management of risks associated with changing jet fuel prices, including factors underlying the Company's expectations; (vii) the Company's plans, estimates, and assumptions related to repayment of debt obligations, interest expense, effective tax rate, and capital spending, including factors and assumptions underlying the Company's expectations and projections; (viii) the Company’s plans and expectations with respect to the maturation of the revenue management system and techniques, marketing and distribution evolution, and better network optimization; (ix) the Company’s expectations with respect to consumer demand and the demand environment; (x) the Company’s plans and expectations with respect to mitigating costs, minimizing hiring, better optimizing scheduling efficiency, capitalizing on supply chain opportunities, and improving corporate overhead; (xi) the Company’s plans and expectations with respect to redeye flying and turn time reduction initiatives; and (xii) the Company's plans, expectations, opportunities, and goals regarding its fleet and fleet delivery schedule, including with respect to deliveries and retirements, fleet transactions, fleet utilization, fleet modernization, and including factors and assumptions underlying the Company's plans and expectations. These forward-looking statements are based on the Company's current estimates, intentions, beliefs, expectations, goals, strategies, and projections for the future and are not guarantees of future performance. Forward-looking statements involve risks, uncertainties, assumptions, and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors include, among others, (i) the impact of fears or actual outbreaks of diseases, extreme or severe weather and natural disasters, actions of competitors (including, without limitation, pricing, scheduling, capacity, and network decisions, and consolidation and alliance activities), consumer perception, economic conditions, banking conditions, fears or actual acts of terrorism or war, sociodemographic trends, and other factors beyond the Company's control, on consumer behavior and the Company's results of operations and business decisions, plans, strategies, and results; (ii) the Company's ability to timely and effectively implement, transition, operate, and maintain the necessary information technology systems and infrastructure to support its operations and initiatives, including with respect to revenue management and assigned and premium seating; (iii) the Company’s ability to obtain and maintain adequate infrastructure and equipment to support its operations and initiatives; (iv) the impact of fuel price changes, fuel price volatility, volatility of commodities used by the Company for hedging jet fuel, and any changes to the Company's fuel hedging strategies and positions, on the Company's business plans and results of operations; (v) the Company's dependence on The Boeing Company (“Boeing”) and Boeing suppliers with respect to the Company's aircraft deliveries, Boeing MAX 7 aircraft certifications, fleet and capacity plans, operations, maintenance, strategies, and goals; (vi) the Company's dependence on the Federal Aviation Administration with respect to safety approvals for the new cabin layout and the certification of the Boeing MAX 7 aircraft; (vii) the Company's dependence on other third parties, in particular with respect to its technology plans, its plans and expectations related to revenue management, operational reliability, fuel supply, maintenance, Global Distribution Systems, environmental sustainability, and the impact on the Company's operations and results of operations of any third party delays or nonperformance; (viii) the Company’s ability to timely and effectively prioritize its initiatives and focus areas and related expenditures; (ix) the impact of labor matters on the Company's business decisions, plans, strategies, and results; (x) the impact of governmental regulations and other governmental actions on the Company's business plans, results, and operations; (xi) the Company's dependence on its workforce, including its ability to employ and retain sufficient numbers of qualified Employees with appropriate skills and expertise to effectively and efficiently maintain its operations and execute the Company’s plans, strategies, and initiatives; (xii) the cost and effects of the actions of activist shareholders; and (xiii) other factors, as described in the Company's filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

Investor Contact:
Southwest Airlines Investor Relations
214-792-4415

Media Contact:
Southwest Airlines Media Relations
214-792-4847
swamedia@wnco.com

SW-QFS

Southwest Airlines Co.
Condensed Consolidated Statement of Income (Loss)
(in millions, except per share amounts)
(unaudited)

	Three months ended			Year ended
	December 31,			December 31,
	2024	2023	Percent Change	2024	2023	Percent Change
OPERATING REVENUES:
Passenger	$6,307	$6,211	1.5	$24,980	$23,637	5.7
Freight	45	44	2.3	175	175	—
Other	579	567	2.1	2,328	2,279	2.2
Total operating revenues	6,931	6,822	1.6	27,483	26,091	5.3

OPERATING EXPENSES:
Salaries, wages, and benefits	3,232	3,161	2.2	12,240	11,152	9.8
Fuel and oil	1,264	1,703	(25.8)	5,812	6,217	(6.5)
Maintenance materials and repairs	307	351	(12.5)	1,353	1,188	13.9
Landing fees and airport rentals	493	465	6.0	1,962	1,789	9.7
Depreciation and amortization	407	415	(1.9)	1,657	1,522	8.9
Other operating expenses	950	1,131	(16.0)	4,138	3,999	3.5
Total operating expenses	6,653	7,226	(7.9)	27,162	25,867	5.0

OPERATING INCOME (LOSS)	278	(404)	n.m.	321	224	43.3

NON-OPERATING EXPENSES (INCOME):
Interest expense	59	66	(10.6)	249	259	(3.9)
Capitalized interest	(11)	(8)	37.5	(35)	(23)	52.2
Interest income	(105)	(159)	(34.0)	(497)	(583)	(14.8)
Loss on extinguishment of debt	2	—	n.m.	2	—	n.m.
Other (gains) losses, net	4	(17)	n.m.	4	(62)	n.m.
Total non-operating expenses (income)	(51)	(118)	(56.8)	(277)	(409)	(32.3)

INCOME (LOSS) BEFORE INCOME TAXES	329	(286)	n.m.	598	633	(5.5)
PROVISION (BENEFIT) FOR INCOME TAXES	68	(34)	n.m.	133	168	(20.8)
NET INCOME (LOSS)	$261	$(252)	n.m.	$465	$465	—

NET INCOME (LOSS) PER SHARE:
Basic	$0.44	$(0.42)	n.m.	$0.78	$0.78	—
Diluted	$0.42	$(0.42)	n.m.	$0.76	$0.76	—

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	595	596	(0.2)	598	595	0.5
Diluted	641	596	7.6	643	640	0.5

Southwest Airlines Co.
Reconciliation of Reported Amounts to Non-GAAP Items (excluding special items)
(See Note Regarding Use of Non-GAAP Financial Measures)
(in millions, except per share amounts) (unaudited)

	Three months ended			Year ended
	December 31,			December 31,
	2024	2023	Percent Change	2024	2023	Percent Change
Operating revenues, as reported	$6,931	$6,822		$27,483	$26,091
Add: Breakage revenue adjustment (a)	116	—		116	—
Operating revenues, excluding special items	$7,047	$6,822	3.3	$27,599	$26,091	5.8

Fuel and oil expense, unhedged	$1,252	$1,738		$5,750	$6,346
Add: Premium cost of fuel contracts designated as hedges	34	30		148	121
Deduct: Fuel hedge gains included in Fuel and oil expense, net	(22)	(65)		(86)	(250)
Fuel and oil expense, as reported	$1,264	$1,703		$5,812	$6,217
Add (Deduct): Fuel hedge contracts settling in the current period, but for which (gains) losses were reclassified from AOCI	19	(5)		34	(16)
Add: Premium cost of fuel contracts not designated as hedges	6	—		9	—
Fuel and oil expense, excluding special items (economic)	$1,289	$1,698	(24.1)	$5,855	$6,201	(5.6)

Total operating expenses, as reported	$6,653	$7,226		$27,162	$25,867
Deduct: Voluntary Employee programs	(5)	—		(5)	—
Deduct: Labor contract adjustment (b)	—	—		(9)	(180)
Deduct: SWAPA Labor contract adjustment (c)	—	(474)		—	(354)
Add (Deduct): Fuel hedge contracts settling in the current period, but for which (gains) losses were reclassified from AOCI	19	(5)		34	(16)
Add: Premium cost of fuel contracts not designated as hedges	6	—		9	—
Deduct: DOT settlement	—	(107)		—	(107)
Deduct: Litigation settlements	—	—		(7)	(12)
Deduct: Professional advisory fees	(18)	—		(37)	—
Deduct: Transformation costs	(5)	—		(5)	—
Total operating expenses, excluding special items	$6,650	$6,640	0.2	$27,142	$25,198	7.7
Deduct: Fuel and oil expense, excluding special items (economic)	(1,289)	(1,698)		(5,855)	(6,201)
Operating expenses, excluding Fuel and oil expense and special items	$5,361	$4,942	8.5	$21,287	$18,997	12.1
Add (Deduct): Profitsharing expense	(54)	49		(103)	(110)
Operating expenses, excluding Fuel and oil expense, special items, and profitsharing	$5,307	$4,991	6.3	$21,184	$18,887	12.2

Operating income (loss), as reported	$278	$(404)		$321	$224
Add: Breakage revenue adjustment (a)	116	—		116	—
Add: Voluntary Employee programs	5	—		5	—
Add: Labor contract adjustment (b)	—	—		9	180
Add: SWAPA contract adjustment (c)	—	474		—	354
Add (Deduct): Fuel hedge contracts settling in the current period, but for which (gains) losses were reclassified from AOCI	(19)	5		(34)	16
Deduct: Premium cost of fuel contracts not designated as hedges	(6)	—		(9)	—
Add: DOT settlement	—	107		—	107
Add: Litigation settlements	—	—		7	12
Add: Professional advisory fees	18	—		37	—
Add: Transformation costs	5	—		5	—
Operating income, excluding special items	$397	$182	118.1	$457	$893	(48.8)

	Three months ended			Year ended
	December 31,			December 31,
	2024	2023	Percent Change	2024	2023	Percent Change
Other (gains) losses, net, as reported	$4	$(17)		$4	$(62)
Add (Deduct): Mark-to-market impact from fuel contracts settling in current periods	(1)	(9)		(34)	17
Deduct: Premium cost of fuel contracts not designated as hedges	(6)	—		(9)	—
Add: Unrealized mark-to-market adjustment on available for sale securities	—	—		—	4
Other gains, net, excluding special items	$(3)	$(26)	(88.5)	$(39)	$(41)	(4.9)

Income (loss) before income taxes, as reported	$329	$(286)		$598	$633
Add: Breakage revenue adjustment (a)	116	—		116	—
Add: Voluntary Employee programs	5	—		5	—
Add: Labor contract adjustment (b)	—	—		9	180
Add: SWAPA contract adjustment (c)	—	474		—	354
Add (Deduct): Fuel hedge contracts settling in the current period, but for which (gains) losses were reclassified from AOCI	(19)	5		(34)	16
Add (Deduct): Mark-to-market impact from fuel contracts settling in current periods	1	9		34	(17)
Deduct: Unrealized mark-to-market adjustment on available for sale securities	—	—		—	(4)
Add: DOT settlement	—	107		—	107
Add: Litigation settlements	—	—		7	12
Add: Professional advisory fees	18	—		37	—
Add: Transformation costs	5	—		5	—
Income before income taxes, excluding special items	$455	$309	47.2	$777	$1,281	(39.3)

Provision (benefit) for income taxes, as reported	$68	$(34)		$133	$168
Add: Net income tax impact of fuel and special items (d)	31	106		47	133
Provision for income taxes, net, excluding special items	$99	$72	37.5	$180	$301	(40.2)

Net income (loss), as reported	$261	$(252)		$465	$465
Add: Breakage revenue adjustment (a)	116	—		116	—
Add: Voluntary Employee programs	5	—		5	—
Add: Labor contract adjustment (b)	—	—		9	180
Add: SWAPA contract adjustment (c)	—	474		—	354
Add (Deduct): Fuel hedge contracts settling in the current period, but for which (gains) losses were reclassified from AOCI	(19)	5		(34)	16
Add (Deduct): Mark-to-market impact from fuel contracts settling in current periods	1	9		34	(17)
Deduct: Unrealized mark-to-market adjustment on available for sale securities	—	—		—	(4)
Add: DOT settlement	—	107		—	107
Add: Litigation settlements	—	—		7	12
Add: Professional advisory fees	18	—		37	—
Add: Transformation costs	5	—		5	—
Deduct: Net income (loss) tax impact of fuel and special items (d)	(31)	(106)		(47)	(133)
Net income, excluding special items	$356	$237	50.2	$597	$980	(39.1)

	Three months ended			Year ended
	December 31,			December 31,
	2024	2023	Percent Change	2024	2023	Percent Change
Net income (loss) per share, diluted, as reported	$0.42	$(0.42)		$0.76	$0.76
Add: Impact of special items	0.22	0.90		0.27	1.01
Add (Deduct): Net impact of net income above from fuel contracts divided by dilutive shares	(0.03)	0.02		—	—
Add: Income tax impact of fuel contracts	0.01	—		—	—
Deduct: Net income (loss) tax impact of special items (d)	(0.06)	(0.15)		(0.07)	(0.21)
Add: GAAP to Non-GAAP diluted weighted average shares difference (e)	—	0.03		—	—
Net income per share, diluted, excluding special items	$0.56	$0.38	47.4	$0.96	$1.56	(38.5)

Passenger revenue yield per RPM (cents), as reported	¢ 18.30	¢ 17.46		¢ 17.53	¢ 17.35
Add: Impact of special items	0.33	—		0.08	—
Passenger revenue yield per RPM, excluding special items (cents)	¢ 18.63	¢ 17.46	6.7	¢ 17.61	¢ 17.35	1.5

Operating revenue per ASM (cents), as reported	¢ 15.92	¢ 14.99		¢ 15.51	¢ 15.32
Add: Impact of special items	0.27	—		0.06	—
Operating revenue per ASM, excluding special items (cents)	¢ 16.19	¢ 14.99	8.0	¢ 15.57	¢ 15.32	1.6

Passenger revenue per ASM (cents), as reported	¢ 14.49	¢ 13.65		¢ 14.09	¢ 13.88
Add: Impact of special items	0.27	—		0.06	—
Passenger revenue per ASM, excluding special items (cents)	¢ 14.76	¢ 13.65	8.1	¢ 14.15	¢ 13.88	1.9

Operating expenses per ASM (cents), as reported	¢ 15.28	¢ 15.88		¢ 15.32	¢ 15.19
Deduct: Impact of special items	(0.06)	(1.27)		(0.04)	(0.38)
Deduct: Fuel and oil expense divided by ASMs	(2.90)	(3.74)		(3.27)	(3.65)
Add (Deduct): Profitsharing expense divided by ASMs	(0.13)	0.10		(0.06)	(0.07)
Operating expenses per ASM, excluding Fuel and oil expense, profitsharing, and special items (cents)	¢ 12.19	¢ 10.97	11.1	¢ 11.95	¢ 11.09	7.8
(a) Represents a change in breakage revenue estimate related to flight credits the Company issued to Passengers during 2022 and prior. On July 28, 2022, the Company modified its policy and announced that all unexpired flight credits as of that date, including a significant volume of such credits issued to impacted Customers during the COVID-19 pandemic as the Company was making significant changes to its schedules based on fluctuating demand, will no longer have an expiration date and thus will be able to be redeemed by Customers indefinitely. This change in policy was considered a contract modification under ASC 606, Revenue from Contracts with Customers, and the Company accounted for such change prospectively in third quarter 2022. At that time, based on historical Customer behavior, the Company estimated that redemptions of these flight credits would have been reduced to an immaterial amount during 2024 and recognized breakage revenue in prior periods for these flight credits accordingly; however, based on actual Customer redemptions throughout 2024, as well as currently projected redemptions beyond 2024, the Company determined a reversal of a portion of this prior breakage revenue was warranted in the current period. This adjustment is not reflective of base business revenue trends in fourth quarter 2024 or beyond. See the Note Regarding Use of Non-GAAP Financial Measures for further information.
(b) 2024 amounts represent changes in estimate related to the contract ratification bonuses for the Company's Ramp, Operations, Provisioning, & Cargo Agents as part of the tentative agreement ratified in March 2024 with the Transport Workers Union Local 555 ("TWU 555"). 2023 amounts represent changes in estimate related to the contract ratification bonus for the Company’s Flight Attendants as part of the tentative agreement reached in October 2023 with the Transport Workers of America Union Local 556 ("TWU 556"). The Company began accruing for all of its open labor contracts on April 1, 2022, and this incremental $180 million expense extends the timeframe covered by the ratification bonus to the date the Flight Attendant contract became amendable on November 1, 2018, to compensate for missed wage increases over that time period. The Company’s consolidated financial statements for the year ended December 31, 2023 included market rate wage accruals for all workgroups with open collective bargaining agreements. See the Note Regarding Use of Non-GAAP Financial Measures for further information.
(c) Represents changes in estimate related to the contract ratification bonus for the Company’s Pilots as part of the tentative agreement reached in December 2023 with Southwest Airlines Pilots Association ("SWAPA"). The Company began accruing for all of its open labor contracts on April 1, 2022, and this incremental $474 million expense for the three months ended December 31, 2023 and incremental $354 million expense for the twelve months ended December 31, 2023 represented an increase in retroactive pay associated with wage rates for purposes of calculating the ratification bonus agreed to for Pilots for periods prior to fourth quarter and full year 2023, respectively. See the Note Regarding Use of Non-GAAP Financial Measures for further information.
(d) Tax amounts for each individual special item are calculated at the Company's effective rate for the applicable period and totaled in this line item.

(e) Adjustment related to GAAP and Non-GAAP diluted weighted average shares difference, due to the Company being in a Net loss position on a GAAP basis versus a Net income position on a Non-GAAP basis for the three months ended December 31, 2023.

Southwest Airlines Co.
Comparative Consolidated Operating Statistics
(unaudited)

	Three months ended			Year ended
	December 31,		Percent	December 31,		Percent
	2024	2023	Change	2024	2023	Change
Revenue passengers carried (000s)	34,126	35,983	(5.2)	140,023	137,279	2.0
Enplaned passengers (000s)	42,591	44,766	(4.9)	175,466	171,817	2.1
Revenue passenger miles (RPMs) (in millions) (a)	34,471	35,580	(3.1)	142,515	136,256	4.6
Available seat miles (ASMs) (in millions) (b)	43,533	45,513	(4.4)	177,250	170,323	4.1
Load factor (c)	79.2%	78.2%	1.0 pts.	80.4%	80.0%	0.4 pts.
Average length of passenger haul (miles)	1,010	989	2.1	1,018	993	2.5
Average aircraft stage length (miles)	763	739	3.2	763	730	4.5
Trips flown	353,529	385,291	(8.2)	1,443,866	1,459,427	(1.1)
Seats flown (000s) (d)	56,598	61,293	(7.7)	230,187	231,409	(0.5)
Seats per trip (e)	160.1	159.1	0.6	159.4	158.6	0.5
Average passenger fare	$184.81	$172.6	7.1	$178.40	$172.18	3.6
Passenger revenue yield per RPM (cents) (f)	18.30	17.46	4.8	17.53	17.35	1.0
Passenger revenue yield per RPM, excluding special items (cents)	18.63	17.46	6.7	17.61	17.35	1.5
RASM (cents) (g)	15.92	14.99	6.2	15.51	15.32	1.2
RASM, excluding special items (cents)	16.19	14.99	8.0	15.57	15.32	1.6
PRASM (cents) (h)	14.49	13.65	6.2	14.09	13.88	1.5
PRASM, excluding special items (cents)	14.76	13.65	8.1	14.15	13.88	1.9
CASM (cents) (i)	15.28	15.88	(3.8)	15.32	15.19	0.9
CASM, excluding Fuel and oil expense (cents)	12.38	12.14	2.0	12.05	11.54	4.4
CASM, excluding special items (cents)	15.27	14.59	4.7	15.31	14.79	3.5
CASM, excluding Fuel and oil expense and special items (cents)	12.31	10.86	13.4	12.01	11.15	7.7
CASM, excluding Fuel and oil expense, special items, and profitsharing expense (cents)	12.19	10.97	11.1	11.95	11.09	7.8
Fuel costs per gallon, including fuel tax (unhedged)	$2.36	$3.07	(23.1)	$2.62	$2.95	(11.2)
Fuel costs per gallon, including fuel tax	$2.38	$3.01	(20.9)	$2.64	$2.89	(8.7)
Fuel costs per gallon, including fuel tax (economic)	$2.42	$3.00	(19.3)	$2.66	$2.89	(8.0)
Fuel consumed, in gallons (millions)	531	565	(6.0)	2,194	2,143	2.4
Active fulltime equivalent Employees	72,450	74,806	(3.1)	72,450	74,806	(3.1)
Aircraft at end of period (j)	803	817	(1.7)	803	817	(1.7)
(a) A revenue passenger mile is one paying passenger flown one mile. Also referred to as "traffic," which is a measure of demand for a given period.
(b) An available seat mile is one seat (empty or full) flown one mile. Also referred to as "capacity," which is a measure of the space available to carry passengers in a given period.
(c) Revenue passenger miles divided by available seat miles.
(d) Seats flown is calculated using total number of seats available by aircraft type multiplied by the total trips flown by the same aircraft type during a particular period.
(e) Seats per trip is calculated by dividing seats flown by trips flown.
(f) Calculated as passenger revenue divided by revenue passenger miles. Also referred to as "yield," this is the average cost paid by a paying passenger to fly one mile, which is a measure of revenue production and fares.
(g) RASM (unit revenue) - Operating revenue yield per ASM, calculated as operating revenue divided by available seat miles. Also referred to as "operating unit revenues," this is a measure of operating revenue production based on the total available seat miles flown during a particular period.
(h) PRASM (Passenger unit revenue) - Passenger revenue yield per ASM, calculated as passenger revenue divided by available seat miles. Also referred to as “passenger unit revenues,” this is a measure of passenger revenue production based on the total available seat miles flown during a particular period.
(i) CASM (unit costs) - Operating expenses per ASM, calculated as operating expenses divided by available seat miles. Also referred to as "unit costs" or "cost per available seat mile," this is the average cost to fly an aircraft seat (empty or full) one mile, which is a measure of cost efficiencies.
(j) Included three Boeing 737 Next Generation aircraft in temporary storage as of December 31, 2024.

Southwest Airlines Co.
Non-GAAP Return on Invested Capital (ROIC)
(See Note Regarding Use of Non-GAAP Financial Measures, and see note below)
(in millions)
(unaudited)

	Twelve Months Ended		Twelve Months Ended
	December 31, 2024		December 31, 2023
Operating income, as reported	$321		$224
Breakage revenue adjustment	116		—
Voluntary Employee programs	5		—
TWU 555 contract adjustment	9		—
TWU 556 contract adjustment	—		180
SWAPA contract adjustment	—		354
Net impact from fuel contracts	(34)		16
Premium benefit of fuel contracts not designated as hedges	(9)		—
Professional advisory fees	37		—
Transformation costs	5		—
DOT settlement	—		107
Litigation settlements	7		12
Operating income, non-GAAP	$457		$893
Net adjustment for aircraft leases (a)	134		128
Adjusted operating income, non-GAAP (A)	$591		$1,021

Non-GAAP tax rate (B)	23.1%	(d)	23.5%	(e)

Net operating profit after-tax, NOPAT (A* (1-B) = C)	$454		$781

Debt, including finance leases (b)	$7,742		$8,033
Equity (b)	10,388		10,669
Net present value of aircraft operating leases (b)	933		1,029
Average invested capital	$19,063		$19,731
Equity adjustment (c)	13		(168)
Adjusted average invested capital (D)	$19,076		$19,563

Non-GAAP ROIC, pre-tax (A/D)	3.1%		5.2%

Non-GAAP ROIC, after-tax (C/D)	2.4%		4.0%

(a) Net adjustment related to presumption that all aircraft in fleet are owned (i.e., the impact of eliminating aircraft rent expense and replacing with estimated depreciation expense for those same aircraft). The Company makes this adjustment to enhance comparability to other entities that have different capital structures by utilizing alternative financing decisions.
(b) Calculated as an average of the five most recent quarter end balances or remaining obligations. The Net present value of aircraft operating leases represents the assumption that all aircraft in the Company’s fleet are owned, as it reflects the remaining contractual commitments discounted at the Company's estimated incremental borrowing rate as of the time each individual lease was signed.
(c) The Equity adjustment in the denominator adjusts for the cumulative impacts, in Accumulated other comprehensive income (loss) and Retained earnings, of gains and/or losses that will settle in future periods, including those associated with the Company's fuel hedges. The current period impact of these gains and/or losses is reflected in the Net impact from fuel contracts in the numerator.
(d) The GAAP full year tax rate as of December 31, 2024, was 22.2 percent, and the full year Non-GAAP tax rate was 23.1 percent. See Note Regarding Use of Non-GAAP Financial Measures for additional information.

(e) The GAAP full year tax rate as of December 31, 2023, was 26.5 percent, and the full year Non-GAAP tax rate was 23.5 percent. See Note Regarding Use of Non-GAAP Financial Measures for additional information.

Southwest Airlines Co.
Condensed Consolidated Balance Sheet
(in millions)
(unaudited)

	December 31, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$7,509	$9,288
Short-term investments	1,216	2,186
Accounts and other receivables	1,110	1,154
Inventories of parts and supplies, at cost	800	807
Prepaid expenses and other current assets	639	520
Total current assets	11,274	13,955
Property and equipment, at cost:
Flight equipment	25,202	26,060
Ground property and equipment	8,244	7,460
Deposits on flight equipment purchase contracts	413	236
Assets constructed for others	88	62
	33,947	33,818
Less allowance for depreciation and amortization	14,891	14,443
	19,056	19,375
Goodwill	970	970
Operating lease right-of-use assets	1,369	1,223
Other assets	1,081	964
	$33,750	$36,487
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,818	$1,862
Accrued liabilities	2,206	3,606
Current operating lease liabilities	328	208
Air traffic liability	6,294	6,551
Current maturities of long-term debt	1,630	29
Total current liabilities	12,276	12,256

Long-term debt less current maturities	5,069	7,978
Air traffic liability - noncurrent	1,948	1,728
Deferred income taxes	2,167	2,044
Noncurrent operating lease liabilities	1,031	985
Other noncurrent liabilities	909	981
Stockholders' equity:
Common stock	888	888
Capital in excess of par value	4,199	4,153
Retained earnings	16,332	16,297
Accumulated other comprehensive income (loss)	(25)	—
Treasury stock, at cost	(11,044)	(10,823)
Total stockholders' equity	10,350	10,515
	$33,750	$36,487

Southwest Airlines Co.
Condensed Consolidated Statement of Cash Flows
(in millions) (unaudited)

	Three months ended December 31,		Year ended December 31,
	2024	2023	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$261	$(252)	$465	$465
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	407	415	1,657	1,522
Unrealized mark-to-market adjustment on available for sale securities	—	—	—	(4)
Unrealized/realized (gain) loss on fuel derivative instruments	(17)	14	—	—
Deferred income taxes	70	(52)	132	159
Gain on sale-leaseback transactions	(92)	—	(92)	—
Loss on extinguishment of debt	2	—	2	—
Changes in certain assets and liabilities:
Accounts and other receivables	100	316	19	(89)
Other assets	(12)	(14)	(8)	60
Accounts payable and accrued liabilities	305	740	(1,363)	1,386
Air traffic liability	(459)	(721)	(37)	29
Other liabilities	(61)	43	(197)	(137)
Cash collateral provided to derivative counterparties	—	(50)	(28)	(56)
Other, net	(28)	(14)	(88)	(171)
Net cash provided by operating activities	476	425	462	3,164

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(461)	(707)	(2,054)	(3,520)
Proceeds from sale-leaseback transactions	871	—	871	—
Assets constructed for others	—	(11)	(26)	(33)
Purchases of short-term investments	(1,168)	(1,623)	(5,014)	(6,970)
Proceeds from sales of short-term and other investments	835	1,677	5,995	7,591
Other, net	(4)	—	(33)	—
Net cash provided by (used in) investing activities	73	(664)	(261)	(2,932)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payroll Support Program stock warrants repurchase	—	—	(6)	—
Proceeds from Employee stock plans	15	12	60	48
Repurchase of common stock	(250)	—	(250)	—
Payments of long-term debt and finance lease obligations	(1,310)	(7)	(1,337)	(85)
Payments of cash dividends	—	—	(430)	(428)
Proceeds of terminated interest rate derivative instruments	—	23	—	23
Other, net	2	2	(17)	6
Net cash provided by (used in) financing activities	(1,543)	30	(1,980)	(436)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(994)	(209)	(1,779)	(204)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	8,503	9,497	9,288	9,492

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$7,509	$9,288	$7,509	$9,288

NOTE REGARDING USE OF NON-GAAP FINANCIAL MEASURES
The Company's unaudited Condensed Consolidated Financial Statements are prepared in accordance with accounting principles generally accepted in the United States ("GAAP"). These GAAP financial statements may include (i) unrealized noncash adjustments and reclassifications, which can be significant, as a result of accounting requirements and elections made under accounting pronouncements relating to derivative instruments and hedging and (ii) other charges and benefits the Company believes are unusual and/or infrequent in nature and thus may make comparisons to its prior or future performance difficult.
As a result, the Company also provides financial information in this update that was not prepared in accordance with GAAP and should not be considered as an alternative to the information prepared in accordance with GAAP. The Company provides supplemental non-GAAP financial information (also referred to as "excluding special items"), including results that it refers to as "economic," which the Company's management utilizes to evaluate its ongoing financial performance and the Company believes provides additional insight to investors as supplemental information to its GAAP results. The non-GAAP measures provided that relate to the Company’s performance on an economic fuel cost basis include Fuel and oil expense, non-GAAP; Total operating expenses, non-GAAP; Operating expenses, non-GAAP excluding Fuel and oil expense; Operating expenses, non-GAAP excluding Fuel and oil expense and profitsharing; Operating income, non-GAAP; Other gains, net, non-GAAP; Income before income taxes, non-GAAP; Income tax rate, non-GAAP; Provision for income taxes, net, non-GAAP; Net income, non-GAAP; Net income per share, diluted, non-GAAP; and Operating expenses per ASM, non-GAAP, excluding Fuel and oil expense and profitsharing (cents). The Company's economic Fuel and oil expense results differ from GAAP results in that they only include the actual cash settlements from fuel hedge contracts - all reflected within Fuel and oil expense in the period of settlement. Thus, Fuel and oil expense on an economic basis has historically been utilized by the Company, as well as some of the other airlines that utilize fuel hedging, as it reflects the Company’s actual net cash outlays for fuel during the applicable period, inclusive of settled fuel derivative contracts. Any net premium costs paid related to option contracts that are designated as hedges are reflected as a component of Fuel and oil expense, for both GAAP and non-GAAP (including economic) purposes in the period of contract settlement. The Company believes these economic results provide further insight into the impact of the Company's fuel hedges on its operating performance and liquidity since they exclude the unrealized, noncash adjustments and reclassifications that are recorded in GAAP results in accordance with accounting guidance relating to derivative instruments, and they reflect all cash settlements related to fuel derivative contracts within Fuel and oil expense. This enables the Company's management, as well as investors and analysts, to consistently assess the Company's operating performance on a year-over-year or quarter-over-quarter basis after considering all efforts in place to manage fuel expense. However, because these measures are not determined in accordance with GAAP, such measures are susceptible to varying calculations, and not all companies calculate the measures in the same manner. As a result, the aforementioned measures, as presented, may not be directly comparable to similarly titled measures presented by other companies.

Further information on (i) the Company's fuel hedging program, (ii) the requirements of accounting for derivative instruments, and (iii) the causes of hedge ineffectiveness and/or mark-to-market gains or losses from derivative instruments is included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and subsequent filings.
The Company’s GAAP results in the applicable periods may include other charges or benefits that are also deemed “special items” that the Company believes make its results difficult to compare to prior periods, anticipated future periods, or industry trends. Financial measures identified as non-GAAP (or as "excluding special items") have been adjusted to exclude special items. For the periods presented, in addition to the items discussed above, special items include:

1.Reversal of breakage revenue previously recorded related to a portion of flight credits issued to Customers during 2022 and prior that have either been redeemed or are expected to be redeemed in future periods. The majority of these flight credits were issued during the COVID-19 pandemic as the Company was making significant changes to its flight schedules based on fluctuating demand, which made it difficult to estimate future redemption patterns when compared against historical Customer behavior;
2.Incremental expense associated with a voluntary separation program that allowed eligible Employees the opportunity to voluntarily separate from the Company in exchange for severance, medical/dental coverage for a specified period of time, and travel privileges based on years of service;

3.Incremental expense associated with contract ratification bonuses for various workgroups related to additional compensation for services performed by Employees outside the applicable fiscal period;
4.Expenses associated with incremental professional advisory fees related to activist investor activities, which were not budgeted by the Company, are not associated with the ongoing operation of the airline, and are difficult to predict in future periods;
5.A charge associated with a settlement reached with the DOT as a result of the Company's December 2022 operational disruption;
6.Charges associated with tentative litigation settlements regarding certain California state meal-and-rest-break regulations for flight attendants and an arbitration award in favor of the Company's Pilots relating to a collective-bargaining matter;
7.Expenses associated with professional advisory fees related to the Company's implementation of its comprehensive three-year "Southwest. Even Better." transformational plan; and
8.Unrealized mark-to-market adjustment associated with certain available for sale securities.

Because management believes special items can distort the trends associated with the Company’s ongoing performance as an airline, the Company believes that evaluation of its financial performance can be enhanced by a supplemental presentation of results that exclude the impact of special items in order to enhance consistency and comparativeness with results in prior periods that do not include such items and as a basis for evaluating operating results in future periods. The following measures are often provided, excluding special items, and utilized by the Company’s management, analysts, and investors to enhance comparability of year-over-year results, as well as to industry trends: Operating revenues, non-GAAP; Fuel and oil expense, non-GAAP; Total operating expenses, non-GAAP; Operating expenses, non-GAAP excluding Fuel and oil expense; Operating expenses, non-GAAP excluding Fuel and oil expense and profitsharing; Operating income, non-GAAP; Other gains, net, non-GAAP; Income before income taxes, non-GAAP; Income tax rate, non-GAAP; Provision for income taxes, net, non-GAAP; Net income, non-GAAP; Net income per share, diluted, non-GAAP; Passenger revenue yield per RPM, non-GAAP; Operating revenue per ASM, non-GAAP; Passenger revenue per ASM, non-GAAP; and Operating expenses per ASM, non-GAAP, excluding Fuel and oil expense and profitsharing (cents).

The Company has also provided its calculation of return on invested capital, which is a measure of financial performance used by management to evaluate its investment returns on capital. Return on invested capital is not a substitute for financial results as reported in accordance with GAAP and should not be utilized in place of such GAAP results. Although return on invested capital is not a measure defined by GAAP, it is calculated by the Company, in part, using non-GAAP financial measures. Those non-GAAP financial measures are utilized for the same reasons as those noted above for Net income, non-GAAP and Operating income, non-GAAP. The comparable GAAP measures include charges or benefits that are deemed "special items" that the Company believes make its results difficult to compare to prior periods, anticipated future periods, or industry trends, and the Company’s profitability targets and estimates, both internally and externally, are based on non-GAAP results since "special items" cannot be reliably predicted or estimated. The Company believes non-GAAP return on invested capital is a meaningful measure because it quantifies the Company's effectiveness in generating returns relative to the capital it has invested in its business. Although return on invested capital is commonly used as a measure of capital efficiency, definitions of return on invested capital differ; therefore, the Company is providing an explanation of its calculation for non-GAAP return on invested capital in the accompanying reconciliation in order to allow investors to compare and contrast its calculation to the calculations provided by other companies.

The Company has also provided adjusted debt, invested capital, and adjusted debt to invested capital (leverage), which are non-GAAP measures of financial performance. Management believes these supplemental measures can provide a more accurate view of the Company's leverage and risk, since they consider the Company’s debt and debt-like obligation profile and capital. Leverage ratios are widely used by investors, analysts, and rating agencies in the valuation, comparison, rating, and investment recommendations of companies. Although adjusted debt, invested capital, and leverage ratios are commonly-used financial measures, definitions of each differ; therefore, the Company is providing an explanation of its calculations for non-GAAP adjusted debt and adjusted equity in the accompanying reconciliation below in order to allow investors to compare and contrast its calculations to the calculations provided by other companies. Invested capital is adjusted debt plus adjusted equity. Leverage is calculated as adjusted debt divided by invested capital.

	December 31, 2024	December 31, 2023
(in millions)
Current maturities of long-term debt, as reported	$1,630	$29
Long-term debt less current maturities, as reported	5,069	7,978
Total debt, including finance leases	6,699	8,007
Add: Net present value of aircraft operating leases	1,102	950
Adjusted debt (A)	$7,801	$8,957

Total stockholders' equity, as reported	$10,350	$10,515
Deduct: Accumulated other comprehensive income (loss), as reported	(25)	—
Deduct: Cumulative retained earnings impact of unrealized gains (losses) associated with ineffective fuel hedge derivatives	(14)	4
Adjusted equity (B)	$10,389	$10,511

Invested capital (A+B)	$18,190	$19,468

Leverage: Adjusted debt to invested capital (A/(A+B))	43%	46%